EXHIBIT 99.1

Rockwell Medical Reports First Quarter 2015 Results

WIXOM, Mich., May 7, 2015 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, reported results for the first quarter of 2015.

Q1 2015 Financial Highlights

  Sales were $13.9 million, a 7.1% increase over Q1 2014.
  Gross profit was $2.3 million, a 37.6% increase over Q1 2014.
  Gross profit margins increased to 16.7% compared to 13.0% in Q1 2014.
  R&D expense was $0.8 million, a $3.8 million or 83% decrease compared to Q1 2014.
  Net loss was $3.7 million or $0.07 per share, compared to a net loss of $7.8 million or $0.20 per share in Q1 2014, a $4.1 million improvement.
  Cash and investments were $83.3 million at March 31, 2015.

Q1 2015 Corporate Highlights

  Obtained U.S. FDA drug approval to market Triferic (ferric pyrophosphate citrate) for iron replacement and hemoglobin maintenance in hemodialysis patients.
  Presented Triferic clinical data at the National Kidney Foundation Spring Meeting and the Annual Dialysis Conference.
  Increased manufacturing of Triferic active pharmaceutical ingredient (API) in preparation for commercial product launch.

"The first quarter was highlighted by obtaining FDA drug approval to market Triferic, a major milestone for our Company," stated Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell. "Triferic is a true iron maintenance therapy and we believe it will greatly benefit patients while becoming the new standard of care for treating anemia in hemodialysis patients. We are working diligently toward a successful commercial launch for Triferic, and we are pleased with the nephrology community's strong interest and feedback on the drug. Currently, both Triferic and Calcitriol are on track for commercial launch."

Mr. Chioini further commented, "Our concentrate business continued to perform well and was in line with expectations following the Baxter distribution agreement. We had $83.3 million in cash and liquid investments and no long-term debt at the end of March 2015, giving us a strong financial position as we prepare for commercial drug launch and further Company growth."

Conference Call Information

Rockwell Medical will be hosting a conference call to review its first quarter 2015 results on Thursday, May 7, 2015 at 4:30 pm ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438, or for international callers (678) 894-3975, passcode #35684591 or to listen to the call via webcast at the Rockwell Medical IR web page: http://ir.rockwellmed.com/

About Triferic

Triferic is a unique iron compound that is delivered to hemodialysis patients via dialysate, replacing the ongoing iron loss that occurs during their dialysis treatment. Triferic is introduced into bicarbonate concentrate, on-site at the dialysis clinic, and subsequently mixed into dialysate. Once in dialysate, Triferic crosses the dialyzer membrane and enters the blood where it immediately binds to transferrin and is transported to the erythroid precursor cells to be incorporated into hemoglobin. In completed clinical trials, Triferic has demonstrated that it can effectively deliver sufficient iron to the bone marrow and maintain hemoglobin, without increasing iron stores (ferritin). Please visit www.triferic.com for more information.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell's recent FDA approved drug Triferic is indicated for iron replacement and maintenance of hemoglobin in hemodialysis patients. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials, Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market.

Rockwell's FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Rockwell has three manufacturing/distribution facilities located in the U.S.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and Triferic following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Triferic™ is a trademark of Rockwell Medical, Inc.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three months ended March 31, 2015 and March 31, 2014

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2015	March 31, 2014
Sales	$13,883,961	$12,963,652
Cost of Sales	11,571,618	11,283,694
Gross Profit	2,312,343	1,679,958
Selling, General and Administrative	5,325,761	4,090,199
Research and Product Development	799,591	4,615,197
Operating Income (Loss)	(3,813,009)	(7,025,438)
Interest and Investment Income, net	113,815	74,215
Interest Expense	--	854,303
Income (Loss) Before Income Taxes	(3,699,194)	(7,805,526)
Income Tax Expense	--	--
Net Income (Loss)	$(3,699,194)	$(7,805,526)

Basic Income (Loss) per Share	($0.07)	($0.20)

Diluted Income (Loss) per Share	($0.07)	($0.20)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of March 31, 2015 and December 31, 2014
(Unaudited)

	March 31,	December 31,
ASSETS	2015	2014
Cash and Cash Equivalents	$63,332,646	$65,800,451
Investments Available for Sale	19,997,509	19,927,310
Accounts Receivable, net of a reserve of $53,000 in 2015 and $52,000 in 2014	4,665,831	4,472,002
Inventory	5,196,006	3,920,185
Other Current Assets	813,503	587,201
Total Current Assets	94,005,495	94,707,149

Property and Equipment, net	1,401,292	1,496,912
Intangible Assets	290,929	332,686
Goodwill	920,745	920,745
Other Non-current Assets	542,223	542,224
Total Assets	$97,160,684	$97,999,716

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts Payable	$5,137,855	$5,294,515
Accrued Liabilities	4,863,079	4,325,997
Customer Deposits	338,792	183,890
Total Current Liabilities	10,339,726	9,804,402

Deferred License Revenue	18,999,293	19,492,520

Shareholders' Equity:
Common Shares, no par value, 50,269,383 and 50,284,007 shares issued and outstanding
	251,766,056	249,018,189
Accumulated Deficit	(183,816,920)	(180,117,726)
Accumulated Other Comprehensive Income (Loss)	(127,471)	(197,669)
Total Shareholders' Equity	67,821,665	68,702,794

Total Liabilities And Shareholders' Equity	$97,160,684	$97,999,716

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2015 and March 31, 2014
(Unaudited)

	2015	2014

Cash Flows From Operating Activities:
Net (Loss)	$(3,699,194)	$(7,805,526)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	207,858	257,761
Share Based Compensation- Employees	3,292,584	2,174,212
Restricted Stock Tendered in Satisfaction of Tax Liabilities	(1,463,601)	--
Amortization of Debt Issuance Costs	--	113,529
Non-Cash Interest Expense	--	112,529
Loss on Disposal of Assets	2,424	1,662

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(193,829)	477,866
(Increase) in Inventory	(1,275,821)	(110,180)
(Increase) in Other Assets	(226,301)	(243,936)
(Decrease) in Accounts Payable	(156,661)	(3,552,886)
Increase (Decrease) in Other Liabilities	691,984	(1,790,208)
Deferred License Revenue	(493,227)	--
Changes in Assets and Liabilities	(1,653,855)	(5,219,344)
Cash Used In Operating Activities	(3,313,784)	(10,365,177)

Cash Flows From Investing Activities:
Purchase of Investments Available for Sale	--	(2,000,000)
Purchase of Equipment	(77,705)	(329,882)
Proceeds from Sale of Assets	4,800	--
Cash (Used In) Investing Activities	(72,905)	(2,329,882)

Cash Flows From Financing Activities:
Proceeds from the Issuance of Common Shares and Purchase Warrants
	918,884	1,474,725
Cash Provided By Financing Activities	918,884	1,474,725

Increase (Decrease) In Cash	(2,467,805)	(11,220,334)
Cash At Beginning Of Period	65,800,451	11,881,451
Cash At End Of Period	$63,332,646	$661,117
CONTACT: Michael Rice, Investor Relations; 646-597-6979